Exhibit 99.1

Press Release

Bill Barrett Corporation Announces that 2008 Proved Reserves Increased 47%,

First Gas Sales at Yellow Jacket Discovery, and Provides 2009 Guidance

Company contact: Jennifer Martin, Director of Investor Relations, 303-293-9100

DENVER – January 22, 2009 – Bill Barrett Corporation (NYSE: BBG) announced today certain unaudited operating results for year-end 2008 and certain operating guidance for 2009. 2008 highlights include (unaudited):

•	Proved reserve growth of 47% to 818.3 Bcfe
•	Production growth of 27% to 77.6 Bcfe
•	Estimated capital expenditures of $601 million
•	Gothic shale discovery in the Paradox Basin with first sales in December
•	Liquidity of $331 million and 70%-75% of 2009 production hedged

Chairman and Chief Executive Officer, Fred Barrett, commented: “Our 2008 record results in production, reserves, finding costs and cash flow reflect the quality of our development assets and management’s ability to execute as a premier Rocky Mountain exploration and production company. Exploration success was also an outstanding part of our 2008 highlights, including reaching a key milestone at our Yellow Jacket Gothic shale project by establishing first sales into a nearby interstate pipeline.

“Looking ahead, we have a strong hedge position for 2009 and $331 million in liquidity, which helps sustain us in these challenging times. We currently plan to spend up to $400 million in our 2009 capital budget, which we expected to align with cash flow and still generate double-digit production growth. We expect to invest in a strategically balanced capital program including development, delineation, and exploration, as we continue to grow our production and reserves, generate strong returns and expose our investors to potential new growth prospects. Part of this program will be continued development drilling at our prolific West Tavaputs program. Our 2009 planned activity in West Tavaputs is not dependant upon receiving a Record of Decision (“ROD”) on our Environmental Impact Statement (“EIS”), which has been delayed as the Department of Interior transitions to the new administration. We look forward to completing this process in the coming months. We will remain disciplined but flexible with our 2009 capital spending as we monitor business conditions and commodity prices and continue to execute with operational excellence on our diverse portfolio of projects.”

Bill Barrett Corporation	1099 18th Street	Suite 2300	Denver, CO 80202

2008 Year-end Estimated Reserves, Production and Capital Expenditures

(The following information is unaudited and preliminary. Audited and final results will be provided in our Annual Report on Form 10-K for the year-ended December 31, 2008 to be filed with the SEC at the end of February 2009.)

Bcfe
2007 year-end estimated proved reserves	557.6
2008 estimated production	(77.6)
2008 reserve additions, including revisions	338.3

2008 year-end estimated proved reserves	818.3

Reserve replacement ratio	436%

Year-end estimated proved reserves of 818.3 Bcfe were 96% natural gas and 4% oil. Further, estimated proved reserves were 53% developed and 47% undeveloped. The present value of proved reserves was estimated at $1.0 billion, before the effect of income taxes, based on the December 31, 2008 CIG (Colorado Interstate Gas) natural gas price of $4.605 per MMBtu, WTI (West Texas Intermediate) oil price of $41.00 per barrel and a 10% per annum discount rate. Using successful efforts accounting, the Company expects to record impairments of approximately $25 million (pre-tax) in the fourth quarter of 2008 related to certain properties in the Wind River Basin.

In addition to proved reserves, the Company estimates it has probable and possible resources of 2.1 Tcfe at December 31, 2008 (see “Disclosure Statements” section below), for total proved, probable and possible resources of approximately 2.9 Tcfe.

Estimated production for 2008 was 77.6 Bcfe and was comprised of 95% natural gas and 5% oil. Estimated fourth quarter 2008 production was a Company record at 20.6 Bcfe, up 20% from 17.2 Bcfe in the fourth quarter 2007 and up 5% sequentially.

Preliminary, unaudited capital expenditures for 2008 were $601 million, in line with our recently updated guidance. The Company did not have any material acquisitions or divestitures in 2008.

	Year-ended December 31, 2008
Basin	Reserves	Production	Capital Expenditures
	(Bcfe)	(Bcfe)	(in millions)
Uinta	328.8	28.2	$224
Piceance	372.1	31.5	251
Powder River-CBM	66.0	8.1	37
Wind River	50.8	9.6	33
Other	0.6	0.2	56

Totals	818.3	77.6	$601

Bill Barrett Corporation	1099 18th Street	Suite 2300	Denver, CO 80202

2008 Year End Debt and Liquidity

The Company had $254.0 million in outstanding borrowings on its revolving credit facility at December 31, 2008 and currently has $262.0 million in outstanding borrowings. The revolving credit facility has commitments totaling $592.8 million and a borrowing base of $600.0 million, which provides the Company with $330.8 million of borrowing capacity. The Company’s borrowing base is subject to redetermination in the second quarter of 2009 based on year end 2008 proved reserves and hedge position. The Company also had $172.5 million of convertible senior notes outstanding at December 31, 2008.

2009 Operating Guidance

Capital Expenditures
Capital expenditures before the effect of material acquisitions or divestitures (in millions)	up to $	400

The Company intends to align its capital expenditures with cash flow from operations. Based on near-term commodity price outlook and capital markets availability, the Company may adjust capital expenditures throughout the year, which may impact production and other operating metrics. The Company expects to drill up to 175 wells. Capital expenditures are expected to be allocated approximately 80% to 85% for development and 15% to 20% for delineation and exploration. At West Tavaputs and Piceance, the Company had 70 wells that were drilled in 2008 and that were waiting on completion as of December 31, 2008.

Production and Production Costs
Production (Bcfe)	85.0 - 91.0

Operating costs per unit (per Mcfe)
Lease operating	$0.60 -$0.66
Gathering & transportation	$0.55 -$0.60

General & administrative (in millions)
Excluding noncash stock-based compensation	$41 - $43

Bill Barrett Corporation	1099 18th Street	Suite 2300	Denver, CO 80202

General Corporate Update

Operation and Exploration Brief:

•	The Company currently is operating four conventional rigs (two in Piceance, one in Uinta – West Tavaputs, and one in Paradox).

•

West Tavaputs (Uinta Basin, Utah) – The Company is awaiting the Final Environmental Impact Statement and Record of Decision for its full field development project. We project that a ROD could be issued in the next six months. The Company’s ability to conduct its planned 16 well program in 2009 is not affected by the status of the EIS. We will remain flexible to expand our development upon approval of the EIS and business conditions.

•

Paradox Basin, Colorado – At Yellow Jacket (working interest 55%), the Company began gas sales in December 2008 and is currently selling 4 MMcfd (gross) from three Gothic shale wells. Current production rates are inhibited due to high line pressure and a lack of compression in parts of the field. Third-party field compression is expected to be increased in February 2009. The Company is currently drilling its fourth horizontal well. In Green Jacket (working interest 100%), the Company drilled and set production casing on its first horizontal Hovenweep shale gas test, which is currently waiting on completion. The Company intends to operate a one rig program in the Paradox in 2009.

Commodity Hedges Update:

The Company has hedges in place for approximately 70% to 75% of the current forecast 2009 production. Generally, it is the Company’s strategy to hedge 50% to 70% of production through basis at regional sales points on a forward 12-month basis in order to reduce the risks associated with unpredictable future natural gas and oil prices and to provide certainty for a portion of its cash flow to support its capital expenditure program.

The following table summarizes hedge positions as of January 21, 2009:

	Natural Gas				Oil
	Swaps and Collars		Basis Only		Swaps and Collars
Period	Volume (MMBtu/d)	Weighted Average Floor/Swap Price (CIG/NWPL/PEPL/ TCO/DomApp) (MMBtu)	Volume (MMBtu/d)	Weighted Average Spread (CIG/ NWPL) (MMBtu)	Volume (Bbls/d)	Weighted Average Floor/Swap Price (WTI/Bbl)
1Q09	204,000	$7.86	0	n/a	925	$81.79
2Q09	184,000	6.83	10,000	$(2.25)	925	81.79
3Q09	184,000	6.83	10,000	(2.25)	925	81.79
4Q09	138,000	7.06	17,000	(1.85)	925	81.79
1Q10	119,000	7.31	30,000	(1.92)	300	90.00
2Q10	167,000	6.82	45,000	(2.57)	300	90.00
3Q10	167,000	6.82	45,000	(2.57)	300	90.00
4Q10	69,000	6.91	22,000	(2.47)	300	90.00

Bill Barrett Corporation	1099 18th Street	Suite 2300	Denver, CO 80202

2008 Fourth Quarter and Full Year Results Released on February 24, 2009:

The Company intends to release its fourth quarter and full year 2008 results on February 24, 2009 before the market opens and host a webcast and conference call at noon eastern time the same day. Please join Bill Barrett Corporation executive management for the webcast and call for an update on operations and strategy for 2009. The webcast may be accessed at www.billbarrettcorp.com or the call-in number is 866-543-6405 (617-213-8897) with passcode 32362105. A replay of the call will also be available through February 27, 2009 at call-in number 888-286-8010 (617-801-6888) with passcode 95113119.

Disclosure Statements

Reserve and Resource Disclosure:

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable and possible resources, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K, for the year-ended December 31, 2007, and Form 10-Q, for the quarter ended September 30, 2008, available from Bill Barrett Corporation at 1099 18th Street, Suite 2300, Denver, CO 80202. You can also obtain these forms from the SEC by calling 1-800-SEC-0330 or at www.sec.gov.

Forward-Looking Statements:

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing “2009 Guidance,” which contain projections for certain 2009 operational and financial results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2007 filed with the Securities and Exchange Commission (“SEC”), and subsequent filings including our Current Reports on Form 8-K, for a list of certain risk factors. Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, exploration drilling and test results, transportation, processing, availability and costs of financing to fund the Company’s operations, the ability to receive drilling and other permits and regulatory approvals, governmental regulations, availability of third party gathering, market conditions, oil and gas price volatility, risks related to hedging activities including counterparty viability, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet

Bill Barrett Corporation	1099 18th Street	Suite 2300	Denver, CO 80202

capital obligations when requested, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

About Bill Barrett Corporation

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its Website www.billbarrettcorp.com.

Bill Barrett Corporation	1099 18th Street	Suite 2300	Denver, CO 80202